Exhibit 4.2

ASCENT SOLAR TECHNOLOGIES, INC.
CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A PREFERRED STOCK
Ascent Solar Technologies, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:
1.    The Corporation is authorized to issue 25,000,000 shares of preferred stock, of which none are currently issued and outstanding.
2.    The following resolutions were duly adopted by the Board of Directors at a special meeting of the Board of Directors held on June 17, 2013 and in accordance with the Corporation's Certificate of Incorporation and with the provisions of Section 151 of the Delaware General Corporation Law, which resolutions remain in full force and effect on the date hereof:
WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 25,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;
WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any Series and the designation thereof, of any of them;
WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid and as set forth in this Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series A Preferred Stock, which will consist of up to 750,000 shares of the Preferred Stock which the Corporation has the authority to issue, as follows:
NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

I.	Terms of Preferred Stock.

A.Designation, Amount and Par Value
. The series of Preferred Stock will be designated as the Corporation's Series A Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated will be 750,000, which will not be subject to increase without any consent of the holders of the Series A Preferred Stock (each a “Holder”

and collectively, the “Holders”) that may be required by applicable law. Each share of Series A Preferred Stock will have a par value of $0.0001 per share.
B.Ranking and Voting.

1.Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and pari passu in right of liquidation with the Corporation's common stock, par value $0.0001 per share (“Common Stock”); and (b) junior to all existing and future indebtedness of the Corporation.
2.Voting. Except as required by applicable law or as set forth herein, the holders of shares of Series A Preferred Stock will have no right to vote on any matters, questions or proceedings of this Corporation including, without limitation, the election of directors.

C.Dividends. Commencing on the date of the issuance of any such shares of Series A Preferred Stock (each respectively an “Issuance Date”), Holders of Series A Preferred Stock will be entitled to accrue cumulative dividends on each outstanding share of Series A Preferred Stock from the respective Issuance Date (“Dividends”), at a rate equal to 8.0% simple interest per annum of the Original Issue Price, subject to adjustment as provided herein (the “Dividend Rate”). Accrued Dividends will be payable when, as and if declared by the Board of Directors in its sole discretion. Any calculation of the amount of such Dividends payable pursuant to the provisions of this Section I.C. will be made based on a 365-day year, compounded annually.

1.Dividends and any Make-Whole Amount are payable at the Corporation's election, (a) in cash, or (b) in free trading shares of Common Stock registered pursuant to a current and effective registration statement on file with the U.S. Securities & Exchange Commission, valued at 90.0% of the following: the VWAP of the Common Stock for the Equity Conditions Measuring Period, not to exceed the Closing Price on any Trading Day during the Equity Conditions Measuring Period.

2.So long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock, unless the amount of any accumulated dividends are first paid to the holders of Series A Preferred Stock. The Common Stock will not be redeemed while the Series A Preferred Stock is outstanding.

3.As of any date upon which a Dividend is declared by the Board of Directors, the Dividend Rate applicable to such Dividend shall adjust upward by an amount equal to the Credit Spread Adjustment for each amount equal to the Adjustment Factor, if any, that the Measuring Metric falls below the Triggering Level; provided, however, that in no event shall the Dividend Rate exceed the Maximum Rate. Furthermore, the Dividend Rate shall adjust downward by an amount equal to the Credit Spread Adjustment for each amount equal to the Adjustment Factor, if any, that the Measuring Metric rises above the Triggering Level.

D.Protective Provisions.

1.So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, without the affirmative approval of the Holders of a majority of the shares of the Series A Preferred Stock then outstanding (voting as a class), (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this

Certificate of Designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series A Preferred Stock, (iii) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series A Preferred Stock, or (v) enter into any agreement with respect to the foregoing.

2.A “Deemed Liquidation Event” will mean: (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

3.The Corporation will not have the power to effect a Deemed Liquidation Event referred to in Section I.D.2 unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation will be allocated among the holders of capital stock of the Corporation in accordance with Section I.E.

E.Liquidation

1.    Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, pari passu with any distribution or payment made to the holders of Common Stock by reason of their ownership thereof, the Holders of Series A Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series A Preferred Stock equal to (without duplication): (a) the Original Issue Price, plus (b) any accrued but unpaid Dividends thereon. If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the amounts payable with respect to the shares of Series A Preferred Stock are not paid in full, the holders of shares of Series A Preferred Stock will share equally and ratably with the holders of shares of Common Stock in any distribution of assets of the Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid Dividends, if any, to which each such holder is entitled.
2.    If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation will be insufficient to make payment in full to all Holders, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
F.Redemption
.

1.Redemption by the Corporation . The Corporation will have the right, at the Corporation's option, to redeem all or a portion of the shares of Series A Preferred Stock at any time or times after the Issuance Date of such Series A Preferred Stock, at a price per share (the “Redemption Price”) equal to the sum of the following (without duplication): (a) the Original Issue Price, plus (b) any accrued but unpaid Dividends (subject to Section I.C.1 above), plus (c) the Make-Whole Amount (if any, and subject to Section I.C.1 above).

2.Mechanics of Redemption. If the Corporation elects to redeem any of the Holders' Series A Preferred Stock then outstanding, it will deliver written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Corporation”) to each Holder, which Notice of Redemption at Option of Corporation will indicate (a) the number of shares of Series A Preferred Stock that the Corporation is electing to redeem and (b) the applicable Redemption Price.

3.Payment of Redemption Price. Upon receipt by any Holder of a Notice of Redemption at Option of Corporation, such Holder will promptly submit to the Corporation such Holder's Series A Preferred Stock certificates. Upon receipt of such Holder's Series A Preferred Stock certificates, the Corporation will pay the Redemption Price to such Holder in cash.

G.Conversion.

1.Mechanics of Conversion.

a.Subject to the terms and conditions hereof, one or more of the Series A Preferred Stock may be converted into shares of Common Stock, at any time or times after the Issuance Date, at the option of Holder or the Corporation, by (i) if at the option of Holder, delivery of a written notice to the Corporation (the “Holder Conversion Notice”), of the Holder's election to convert the Series A Preferred Stock, or (ii) if at the option of the Corporation, if both the Equity Conditions and the conditions set forth in Section G.3. below are met, delivery of a written notice to Holder (the “Corporation Conversion Notice” and, with the Holder Conversion Notice, each a “Conversion Notice”), of the Corporation's election to convert the Series A Preferred Stock. On the same Trading Day on which the Corporation has received the Holder Conversion Notice or issued the Corporation Conversion Notice (as the case may be) by 11:59 a.m. Eastern time, or the following Trading Day if received after such time or on a non-Trading Day, the Corporation shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Holder Conversion Notice or issuance of the Corporation Conversion Notice to the Holder and the Corporation's transfer agent (the “Transfer Agent”) and shall authorize the credit by the Transfer Agent of such aggregate number of Conversion Shares to which the Holder is entitled pursuant to such Conversion Notice to Holder's or its designee's balance account with The Depository Trust Corporation (DTC) Fast Automated Securities Transfer (FAST) Program, through its Deposit/Withdrawal at Custodian (DWAC) system, time being of the essence.

b.No fractional shares of Common Stock are to be issued upon conversion of Series A Preferred Stock, but rather the Corporation shall issue to Holder scrip or warrants in registered form (certificated or uncertificated) which shall entitle Holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share.

c.The Holder shall not be required to deliver the original certificates for the Series A Preferred Stock in order to effect a conversion hereunder.

d.The Corporation shall pay any and all taxes which may be payable with respect to the issuance and delivery of Conversion Shares to Holder.

e.Upon any conversion of the Series A Preferred Stock (and subject to the provisions of Section I.C.1 above), the Corporation will pay to Holder an amount per share equal to (without duplication): (i) the Make-Whole Amount (if any), plus (ii) any accrued but unpaid Dividends.

2.Holder Conversion. In the event of a conversion of any Series A Preferred Stock pursuant to a Holder Conversion Notice, the Corporation shall issue to the Holder of such Series A Preferred Stock a number of Conversion Shares equal to (a) the Original Issue Price multiplied by (b) the number of such Series A Preferred Stock subject to the Holder Conversion Notice divided by (c) the Conversion Price with respect to such Series A Preferred Stock.

3.Corporation Conversion. In the event that the Closing Price of the Common Stock exceeds 200% of the Conversion Price with respect to a Series A Preferred Stock for any 20 consecutive Trading Days, upon a conversion of any Series A Preferred Stock pursuant to a Corporation Conversion Notice, the Corporation shall issue to the Holder of such Series A Preferred Stock a number of Conversion Shares equal to (a) the Original Issue Price multiplied by (b) the number of such Series A Preferred Stock subject to the Corporation Conversion Notice divided by (c) the Conversion Price with respect to such Series A Preferred Stock.

4.Stock Splits. If the Corporation at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price, Adjustment Factor, and Triggering Level in effect immediately prior to such subdivision will be proportionately adjusted and the number of Conversion Shares will be proportionately increased. If the Corporation at any time on or after such Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price, Adjustment Factor, and Triggering Level in effect immediately prior to such combination will be proportionately adjusted and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section 4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.Rights. In addition to any adjustments pursuant to Section I.G.4, if at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon conversion of all Preferred Stock held by Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

6.Definitions. For purposes of this Section I, the following terms shall have the following meanings:

a.“Adjustment Factor” means $0.05 per share of Common Stock.
b.“Closing Price” means, for any security as of any date, the last closing bid price for such security on the Trading Market, as reported by Bloomberg, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00 p.m., Eastern time, as reported by Bloomberg, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).

c.“Conversion Price” means a price per share of Common Stock equal to $0.80 per share of Common Stock, subject to adjustment as otherwise provided herein.

d.“Conversion Shares” means shares of Common Stock issuable upon conversion of Series A Preferred Stock.

e. “Credit Spread Adjustment” means 75 basis points.

f.“Equity Conditions” means (i) on each day during the period beginning 30 Trading Days prior to the applicable date of determination and ending 30 Trading Days after the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock is designated for quotation on the Trading Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (ii) during the Equity Conditions Measuring Period, the Corporation shall have delivered Conversion Shares upon all conversions or redemptions of the Series A Preferred Stock in accordance with their terms to the Holder on a timely basis; (iii) the Corporation shall have no knowledge of any fact that would cause both of the following (1) a registration statement not to be effective and available for the issuance of the Conversion Shares; and (2) Section 3(a)(9) under the Securities Act of 1933, as amended, not to be available for the issuance of the Conversion Shares, or Securities Act Rule 144 not to be available for the resale of all the Conversion Shares underlying the Series A Preferred Stock; (iv) a minimum of $1 million in aggregate trading volume has traded on the Trading Market during the 20 Trading Dates prior to the date of determination; and (v) the Corporation otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document.

g.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

h.“Make-Whole Amount” means, in the event shares of Series A Preferred Stock are redeemed or converted prior to the fourth anniversary of their respective Issuance Date, the Dividends that Holder would have received in respect of such shares through the fourth anniversary of the Issuance Date; in each case less any Dividends previously paid to Holder and calculated using the Dividend Rate in effect on the date of such redemption or conversion, as the case may be. For the avoidance of doubt, if shares of Series A Preferred Stock are redeemed or converted after the fourth anniversary of the respective Issuance Date, no Make-Whole Amount shall be owing or payable with respect to such shares.

i.“Maximum Rate” means 12.5% per annum.

j.“Measuring Metric” means the Closing Price of the Common Stock on any Trading Day following the Issuance Date of the Series A Preferred Stock.

k. “Original Issue Price” means $8.00 per share of Series A Preferred Stock.

l.“Trading Day” means any day on which the Common Stock is traded on the Trading Market; provided that it shall not include any day on which the Common Stock is (i) scheduled to trade for less than 5 hours, or (ii) suspended from trading.

m.“Trading Market” means the OTC Markets, NASDAQ Stock Market, NYSE Amex, or New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

n.“Triggering Level” means $0.80 per share of Common Stock

o.“VWAP” means, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on the Trading Market during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on the Trading Market for such Trading Day.

7.Limitations. At no time may (x) the Corporation or Holder deliver a Conversion Notice or (y) the Corporation issue shares of Common Stock pursuant to this Certificate of Designation if the number of shares of Common Stock to be so issued (when aggregated with all other shares of Common Stock that have or may be issued upon conversion or exercise or otherwise in connection with the Preferred Stock or the warrants issued pursuant to the Securities Purchase Agreement between the Corporation and the party named therein, dated June 17, 2013) if such issuance would result in the issuance of more than 19.999% of the amount of Common Stock of the Corporation issued and outstanding on the Issuance Date, unless (i) the Corporation's stockholders shall have approved the issuance of shares of Common Stock in excess of 20% of the amount of Common Stock of the Corporation issued and outstanding on the Issuance Date, or (ii) Nasdaq has provided a waiver of Listing Rule 5635(d).

H.Register. The Corporation will keep at its principal office, or at the offices of the transfer agent, a register of the Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, will execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

II.	Miscellaneous.

A.Notices. Any and all notices to the Corporation will be addressed to the Corporation's Chief Executive Officer at the Corporation's principal place of business on file with the Secretary of State of the State of Delaware. Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder will be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section II.A prior to 5:30 p.m. Eastern time, (2) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, (3) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (4) upon actual receipt by the party to whom such notice is required to be given.

B.Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

C.Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and will not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Designation of Preferences, Rights and Limitations of Series A Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 17th day of June, 2013.
ASCENT SOLAR TECHNOLOGIES, INC.

Signed: /s/ Gary Gatchell
Name:    Gary Gatchell
Title:    Chief Financial Officer and Secretary